Exhibit 5.3

May 1, 2023

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Principal Corporate Counsel, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc., a wholly-owned subsidiary of T-Mobile US, Inc., a Delaware corporation (the “Company”). In such capacity, I have served as counsel to the Company in connection with the Registration Statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale by the selling securityholders named therein from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to 605,110,755 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share.

In connection with this opinion, I, or attorneys under my direction, have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, I have relied upon, and assume the accuracy of, the statements, representations and warranties contained in oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the Delaware General Corporation Law as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. I undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any Prospectus or Prospectus Supplement or other offering material relating to the offer and sale of the Shares. In addition, I do not find it necessary for purposes of this opinion and, accordingly, do not purport to cover herein the application of the Securities Act or “Blue Sky” or securities laws and regulations of the various states and other jurisdictions of the United States to the sales of Shares.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my name under the captions “Legal Matters” in the Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ryan Brady

Ryan Brady